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                                                                   Exhibit 10(b)


                        VENABLE, BAETJER AND HOWARD, LLP
                     1800 MERCANTILE BANK AND TRUST BUILDING
                                TWO HOPKINS PLAZA
                            BALTIMORE, MARYLAND 21201



                                                              August 14, 1998


Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York  10019-6099

         Re:      Warburg, Pincus Select Economic Value Equity Fund, Inc.

Ladies and Gentlemen:

                  We have acted as special Maryland counsel for Warburg, Pincus Select Economic Value Equity Fund, Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund and the issuance of shares of its common stock, par value $.001 per share including the Common Shares, the Institutional Shares and the Advisor Shares.

                  As Maryland counsel for the Fund, we are familiar with its Charter and Bylaws, as amended. We have examined its Registration Statement on Form N-1A, Securities Act File No. 333-60675 and Investment Company Act File No. 811-08921, including the prospectus and statement of additional information contained therein, substantially in the form in which it is to become effective (the "Registration Statement"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

                  We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.
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                  Based on such examination, we are of the opinion and so advise you that:

                  1. The Fund is a corporation duly organized and validly existing in good standing under the laws of the State of Maryland.

                  2. The 3 presently issued and outstanding shares of common stock of the Fund including one Common Share, one Institutional Share and one Advisor Share have been duly authorized and are validly issued, fully paid and nonassessable.

                  3. The Common Shares, the Institutional Shares and the Advisor Shares of the Fund to be offered for sale pursuant to the Registration Statement are, to the extent of the number of shares authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable.

                  This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

                  You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/VENABLE, BAETJER AND HOWARD, LLP



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